EXHIBIT 10.01

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into as of June 6, 2003, by ZAMBA Corporation d/b/a Zamba Solutions (“Zamba”) and Doug Holden (“Holden”).

F A C T S

A.                                   On or about October 17, 2000, Zamba and Holden entered into an agreement regarding Holden’s entering into employment with Zamba as its President and Chief Executive Officer (the “Employment Agreement”), which is attached hereto as Exhibit A.  On or about the same day, Zamba and Holden entered into a Zamba Employee Agreement (the “Employee Agreement”).

B.                                     On or about June 28, 2002, Holden separated from employment with Zamba, and the parties wish to settle certain claims arising out of Holden’s separation from employment, including but not limited to Holden’s claims for severance arising out of the Employment Agreement.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Effective Date.  This Agreement shall be effective upon Zamba’s receipt of Holden’s complete execution of this Agreement (the “Effective Date”).

2.                                       Payment.  Within two business days of the Effective Date, Zamba shall deliver to Holden the sum of Ten Thousand Dollars ($10,000), and Zamba shall also pay Holden additional payments of Ten Thousand Dollars ($10,000) on the twentieth, fiftieth, eightieth, and one hundred tenth days following the Effective Date, until such time as Holden has received a total payment of Fifty Thousand Dollars ($50,000) (each individually a “Payment” and collectively the “Payments”).  Each Payment shall be delivered to Holden in the form of a check made payable to “Doug Holden” and mailed to the following address: 1196 Eagle Valley Court, San Jose, CA 95120.

3.                                       Release.  Subject to Holden’s receipt of all Payments, Holden, for himself and for his partners, family agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Zamba and its officers, directors, shareholders, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, , foreseen or unforeseen, suspected or unsuspected, arising out of, connected with, or in any way related to any claim by Holden for severance or any other claim arising out of his employment with Zamba and the separation of that employment, whether arising out of the Employment Agreement, Employee Agreement, any other oral or written agreement, or any other facts or circumstances, except for potential claims arising out of the fifth and sixth bullets of his Employment Agreement.  Holden represents that he does not have any current claims arising out of the fifth and sixth bullets of his Employment Agreement.

Notwithstanding the provisions of any federal, state or local statute, regulation, rule or order, Holden agrees that this Release applies to any and all legal claims of any kind whatsoever, whether statutory, common law, constitutional, or otherwise, including but not limited to: all “wrongful discharge” and “constructive damage” claims; all claims related to any contracts of employment, express or implied; any claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing, express or implied; any claim for negligent or intentional infliction of emotional distress; any claim for negligence; any claims for attorneys’ fees or costs; any tort claims of any nature; any claims under federal, state, or municipal statute or ordinance; any other contract, tort, and employment discrimination claims, including those under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans with Disabilities Act (the “ADA”), the Employee Retirement Income and Security Act, the Federal Rehabilitation Act of 1973, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, and any and all other age, sex and disability claims recognized under the Minnesota Human Rights Act and all other federal, state, and local laws that arose prior to the date of execution of this Agreement.

Holden also covenants not to sue or start any other legal proceedings against any party he released above on any of the released claims.  Holden further covenants not to assist or provide information to any third party regarding any potential claim against Zamba or for which Zamba could eventually be liable.  Holden understands that while he is giving up legal claims he may think he has, Zamba would dispute those claims, vigorously defend itself, and not pay Holden any of the benefits of this Agreement.  Thus, this Agreement will avoid costly and lengthy legal disputes and allow Zamba and Holden to compromise any differences they may have and buy the peace.

4.                                       Waiver of Rights Under Section 1542.  The parties hereby agree that all rights under section 1542 of the Civil Code of the State of California are hereby waived.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Holden acknowledges that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Having been so apprised, he nevertheless hereby voluntarily waives the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of this Agreement, except for those claims that may arise out of the fifth and sixth bullets of his Employment Agreement.

5.                                       Rescission Notice.  Within fifteen calendar days after signing this Agreement, Holden has the right to rescind only that provision of this paragraph releasing Zamba from liability for charges or actions brought pursuant to the ADEA, Title VII, ADA and the Minnesota Human Rights Act.  To be effective, the rescission must be in writing and delivered to Zamba, at 3033 Excelsior Blvd., Suite 200, Minneapolis, MN 55416.  If delivered by mail, the rescission must be:

A.  Postmarked within the 15-day period;

B.  Properly addressed to Zamba; and

C.  Sent by certified mail, return receipt requested.

In the event Holden rescinds this Agreement, Zamba has no obligations to him under this Agreement and Holden agrees to repay Zamba any funds already paid to him under this Agreement.

6.                                       No Admission of Liability.  This Agreement and compliance with this Agreement shall not be construed as an admission by Zamba of any liability to Holden, whatsoever.  Zamba specifically disclaims any liability to Holden for any matter arising from or in any way connected with Holden’s employment with Zamba and the separation of that employment.

7.                                       Voluntary Agreement.  Both Zamba and Holden enter into this Agreement voluntarily, after having had the opportunity to review it and consult with advisors, including legal counsel, of their choice.  Holden also acknowledges that he was given a reasonable period of time to consider whether or not to sign this Agreement.  This Agreement sets forth the entire agreement between the parties regarding the subject matter herein, superseding all other agreements, understandings, memoranda, or proposals, either written or oral, regarding the same subject matter.  This Agreement may only be modified or amended by a writing signed by all parties.

8.                                       Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota, except for its choice of laws principles.  Any action regarding or relating to this Agreement shall be venued in a state or federal court located in Hennepin County in the State of Minnesota.

9.                                       No Assignment of Claims. The parties hereto represent and warrant that they have not transferred or otherwise assigned, either by contract or operation of law, any of the claims released under this Agreement.

10.                                 No Reliance on Representations.  Each party to this Agreement represents and acknowledges that in executing this Agreement that party does not rely and has not relied upon any representation or statement made by the other party or by any of such other party’s agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those representations and statements specifically stated in this written Agreement.

11.                                 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, which shall be deemed effective upon full execution of this Agreement by all parties.  Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.  In addition, a copy of this Agreement executed by a party hereto and telecopied to the other party shall be deemed to constitute delivery of an originally executed copy of this Agreement to the other party.  A facsimile signature shall be enforceable to the same extent as an original signature.

12.                                 Authority.  The parties executing this Agreement represent that they each have authority to enter into this Agreement, and that this Agreement is binding on such party and enforceable in accordance with its terms.  The persons executing this Agreement on behalf of the parties to this Agreement represent and warrant that they individually have authority to enter into this Agreement on behalf of such parties.

IN WITNESS WHEREOF, the parties hereby execute this Agreement.

Doug Holden		ZAMBA Corporation

By:	/s/ Doug Holden	By:	/s/ Michael H. Carrel

Name:	Doug Holden	Name:	Michael Carrel

Title:		Title:	CFO

Date:	6/6/03	Date:	6/6/03

/s/ DH Holden

/s/ MC Zamba